Exhibit 5.4

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

TEL	804 — 788 — 8200
FAX	804 — 788 — 8218
FILE	77855.3

September 27, 2011

RadioShack Corporation

300 RadioShack Circle, MS CF4-101

Fort Worth, Texas 76102

RadioShack Customer Service LLC:

Exchange Offer

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Virginia to RadioShack Customer Service LLC, a Virginia limited liability company (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (as may be amended from time to time, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof by RadioShack Corporation, a Delaware corporation (“RadioShack”), the Company and the other subsidiaries of RadioShack listed on Exhibit A hereto (the “Subsidiary Guarantors”), of (i) $325,000,000 aggregate principal amount of RadioShack’s 6.750% Senior Unsecured Notes due 2019 (the “Exchange Notes”) and (ii) the guarantees of RadioShack’s obligations under the Exchange Notes by the Company and the other Subsidiary Guarantors (the “Guarantees”). The Exchange Notes are to be issued in exchange (the “Exchange Offer”) for an equal aggregate principal amount of unregistered 6.750% Senior Unsecured Notes due 2019 (the “Original Notes”) and the guarantees of the Company’s obligations under the Original Notes by the Company and the other Subsidiary Guarantors, issued on May 3, 2011, in reliance on an exemption from registration under the Securities Act for offers and sales of securities not involving public offerings. The Exchange Notes and the Guarantees (collectively, the “Securities”) will be issued pursuant to the terms of that certain Indenture dated as of May 3, 2011 (the “Indenture”), by and among RadioShack, the Company, the other Subsidiary Guarantors party thereto and Wells Fargo Bank, National Association, as trustee. The terms of the Exchange Offer are described in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined executed counterparts or facsimile or photostatic copies of executed counterparts of the following:

1. the Indenture;

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS  HOUSTON  LONDON  LOS ANGELES

McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO  TOKYO  WASHINGTON

www.hunton.com

RadioShack Corporation

September 27, 2011

2. the certificate of good standing with respect to the Company dated September 21, 2011, and confirmed on the date hereof, issued by the State Corporation Commission of the Commonwealth of Virginia;

3. the articles of organization of the Company dated December 4, 2003, certified by the State Corporation Commission of the Commonwealth of Virginia (the “Articles of Organization”);

4. the Limited Liability Company Operating Agreement of the Company dated December 17, 2003 (the “LLC Agreement” and, together with the Articles of Organization, the “Governing Documents”); and

5. the unanimous written consent of the managers of the Company dated April 28, 2011 relating to the transactions contemplated by the Purchase Agreement.

In rendering the opinions expressed below, we have examined, and relied upon the accuracy of, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters. We have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such documents.

In rendering this opinion, our examination of matters of law has been limited to, and we express no opinion as to the law of any jurisdiction other than, the laws of the Commonwealth of Virginia.

Based upon the foregoing, and such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth below, and subject to the limitations, assumptions and qualifications noted herein, we are of the opinion that:

1. The Company (i) is a limited liability company validly existing and in good standing under the laws of the Commonwealth of Virginia and (ii) has all requisite limited liability company power and authority to perform its obligations under the Indenture.

2. The Company has duly authorized, executed and delivered the Indenture, including the Guarantees set forth therein.

RadioShack Corporation

September 27, 2011

3. The execution and delivery of the Indenture by the Company, and the consummation of the transactions contemplated thereby, do not violate (i) the Governing Documents or (ii) any applicable Commonwealth of Virginia law, rule or regulation.

We express no opinion regarding (i) compliance with (1) the laws of any municipality or any local government within any state, including Virginia, (2) state antitrust and unfair competition laws, (3) federal and state securities laws and regulations, (4) state environmental laws, (5) state zoning or land use laws or regulations, (6) fiduciary duties, (7) state pension and employee benefit laws and regulations, (8) federal and state tax laws and regulations or (9) federal and state labor laws and regulations, or (ii) the effect of state racketeering or criminal or civil forfeiture laws.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC.

This opinion speaks as of its date and does not purport to address matters which may arise after such date. We expressly disclaim any obligation to advise you of any changes of law or facts that may hereafter come or be brought to our attention which would alter the opinions herein set forth. Finally, our opinions set forth herein are limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.

Very truly yours,

/s/ Hunton & Williams LLP

Exhibit A

Subsidiary Guarantors

1. Atlantic Retail Ventures, Inc.

2. Ignition L.P.

3. ITC Services, Inc.

4. Merchandising Support Services, Inc.

5. RadioShack Customer Service LLC

6. RadioShack Global Sourcing Corporation

7. RadioShack Global Sourcing Limited Partnership

8. RadioShack Global Sourcing, Inc.

9. RS Ig Holdings Incorporated

10. RSIgnite, LLC

11. SCK, Inc.

12. Tandy Finance Corporation

13. Tandy Holdings, Inc.

14. Tandy International Corporation

15. TE Electronics LP

16. TRS Quality, Inc.